EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of the 1st day of November, 2012, by and between AtriCure, Inc. (the “Company”), with principal offices located at 6217 Centre Park Drive, West Chester, Ohio 45069 and Michael H. Carrel (the “Executive”) currently residing at 4615 Moorland Avenue, Edina, Minneapolis, Minnesota 55424.

WITNESSETH:

WHEREAS, the Company desires to engage the Executive as an officer and chief executive and the Executive desires to accept such engagement;

WHEREAS, the Company and the Executive desire to enter into this Agreement, which, effective as of the date hereof (the “Effective Date”), shall govern the terms of the Executive’s employment;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree, as follows:

1. Employment. The Company hereby employs the Executive as President and Chief Executive Officer of the Company with the duties and responsibilities set forth in Section 4. During the term of this Agreement, the Executive will, if so elected, serve as a director of the Company and as a senior officer and/or director of any affiliate of the Company without compensation in addition to that provided for in this Agreement. The Board will appoint Executive to the Board of Directors promptly following the Effective Date and the Board will nominate Executive to the Board of Directors on an annual basis (unless applicable law, regulation or stock exchange rule prohibits Executive from serving as a director of the Company).

2. Term; Start Date. The term of Executive’s employment hereunder shall commence on the Effective Date and shall end on that date on which such employment shall be terminated under the provisions of Section 8 hereof. Such term, regardless of the length thereof, shall be referred to herein as the “Employment Term”. For purposes of this Agreement, the term “Contract Year” shall refer to each twelve (12) month period beginning on the day and month of the Effective Date and ending on the day immediately preceding the yearly anniversary of the Effective Date. Notwithstanding the above, the parties agree that the Executive shall begin to actually render services hereunder, and accordingly begin to earn his Base Salary (as defined below) hereunder, on November 1, 2012.

3. Work Location. The Executive’s principal place of employment shall be the Company’s current principal office at 6217 Centre Park Drive, West Chester, Ohio 45069. The Company will reimburse the Executive for the following out-of-pocket expenses, incurred by him in connection with performing his duties in the greater Cincinnati area, provided that the Executive timely furnishes to the Company a complete and accurate accounting of all such expenses (A) reasonable out-of-pocket expenses associated with round trip flights between Cincinnati and Minneapolis, Minnesota and other transportation costs for travel between Edina, Minnesota and Cincinnati, Ohio and (B) temporary housing costs and other travel and business expense incurred.

4. Duties and Responsibilities.

a. Description. The Executive shall be employed by the Company in such capacity or capacities, and shall perform such duties and exercise such powers, as are (i) commensurate with a President and Chief Executive Operating Officer of a business of comparable size and type and (ii) consistent with his title, subject to such reasonable directions and restrictions as the Board of Directors may from time to time designate. The Executive shall report to the Board of Directors. The Board of Directors will review and consider, in good faith, any request by the Executive to serve as a director of any other company or entity; provided, that the Executive shall not agree to serve as a director of any other company or entity without the prior approval of the Board of Directors. The Board of Directors has consented to the Executive’s role as a director of a healthcare technology and services company and of two non-profit organizations as previously disclosed to the Board of Directors.

b. Time and Effort. Subject to Section 4(a) above, the Executive shall:

i. devote his full working time and attention to the business and affairs of the Company, its subsidiaries and other affiliates and shall not, without the prior consent in writing of the Company, directly or indirectly, undertake any other business or occupation or become an employee, agent or director (or a person acting in a capacity similar to that of a director) of, or a consultant to, any other company, trust, firm, individual or person; provided, however, that nothing herein shall be construed so as to prevent the Executive from making investments of a strictly passive nature, so long as the undertaking forming the subject matter of any such investment is not otherwise in conflict with the Executive’s contractual or other legal obligations to the Company;

ii. perform those duties that may be assigned by the Board of Directors of the Company to the Executive diligently and faithfully to the best of the Executive’s abilities and in the best interests of the Company and its affiliates; and

iii. use his best efforts to promote the interests of the Company and its affiliates.

c. Non-Disclosure Agreement. Nothing in this Agreement is intended to impair or be in derogation of the Executive’s obligations under that certain Non-Competition, Proprietary Information and Inventions Agreement, executed by the Executive in connection with his employment hereunder (the “Non-Disclosure Agreement”).

5. Compensation.

a. Base Salary. The Company shall pay the Executive a base salary at the rate of no less than five hundred thousand dollars ($500,000) in each Contract Year (as in effect from time to time in accordance with the provisions below, the “Base Salary”), payable in accordance with the Company’s payroll procedures, subject to all withholdings provided for in Section 10. The Company shall review the Base Salary annually for an increase for the following Contract Year based on market trends, internal considerations and performance, which shall be made subject to and at the sole and absolute discretion of the Board of Directors or, if the Board shall so elect, the Compensation Committee thereof. The Executive shall be entitled to a $40,000 signing bonus effective on the date Executive commences employment and such amount shall be paid by the Company on the first regular payroll date following such commencement date.

b. Bonus. The Executive shall receive such year-end annual bonus, if any, to which he may be entitled under such Management Incentive Program (or similar plan) as the Company may adopt with respect to each fiscal year of the Company, subject to the terms, plans, qualifications and conditions of any such plan. Such Management Incentive Program (or similar plan) may include performance targets to be established, adjusted and approved on an annual basis by the Board of Directors or the Compensation Committee of the Board of Directors. Without limiting the foregoing, the initial year-end annual bonus target is 75% of the Base Salary (the “Target Bonus”) and shall not exceed 125% of the Target Bonus. The Board of Directors or the Compensation Committee, as applicable may adjust such Target Bonus. The Executive shall be entitled to a bonus of $62,500 for the period between the date Executive commences his employment and December 31, 2012. Any year-end bonus shall be paid in accordance with the Company’s procedures for its year end Management Incentive Program (or similar plan).

c. Stock. Subject to the approval of the Compensation Committee of the Board of Directors as provided in Section 5(c)(v), the Executive will be granted the following:

i. A grant of sixty-six thousand six hundred sixty-seven (66,667) shares of restricted stock of the Company’s common stock under the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) with 100% of such shares to vest on the fourth anniversary of the date of the grant (the end of the Period of Restriction).

ii. Options to purchase one hundred twenty-five thousand (125,000) shares of the Company’s common stock under the Incentive Plan at a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant, all as determined under the Incentive Plan, with a term of ten (10) years from the date of grant and with (A) 25% of such options vesting on the first anniversary of the date of the grant and (B) the balance of such options vesting in equal amounts on a monthly basis during the three year period following the first anniversary of the date of the grant.

iii. Options to purchase two hundred twenty-five thousand (225,000) shares of the Company’s common stock under the Incentive Plan at a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant, all as determined under the Incentive Plan, with a term of ten (10) years from the date of grant and with options to purchase twenty-five thousand (25,000) shares vesting at each Option Trigger Event. For purposes of this Section 5(c)(iii), an “Option Trigger Event” shall mean the volume adjusted weighted average closing price of the common stock of the Company as reported by NASDAQ (or any other exchange on which the common stock of the Company is listed) for 30 consecutive days equals or exceeds each of $10.00 per share, $12.50 per share, $15.00 per share, $17.50 per share, $20.00 per share, $25.00 per share, $30.00 per share, $35.00 per share and $40.00 per share.

iv. Except as otherwise provided in the Incentive Plan, any restricted shares described in Section 5(c)(i) or any options described in Section 5(c)(ii) which have not been issued or fully vested on or prior to the fourth anniversary of the date of grant will be forfeited; provided, however, that in the case of termination by the Executive for Good Reason (as defined below) or by the Company Without Cause (as defined below) or in the case of any Change of Control, any restricted shares described in Section 5(c)(i) or options described in Section 5(c)(ii) shall fully vest on the date of termination. Notwithstanding the foregoing and the terms of the Incentive Plan, any options described in Section 5(c)(iii) for which the applicable Option Trigger Event has not occurred either at the time of effectiveness of a Change of Control (as defined in Section 9(c)) (including based on the consideration payable in accordance with such Change of Control) or on or prior to the fourth anniversary of the date of grant will be forfeited. Any stock options described in Section 5(c)(ii) which vest upon termination of the Executive or upon Change of Control as provided herein or in the Incentive Plan shall be exercisable for a period of twelve (12) months following such termination or Change of Control (or the remaining term of such stock option if shorter).

v. The date of the grant of restricted shares described in Section 5(c)(i) and any options described in Section 5(c)(ii) and 5(c)(iii) shall be the date such actions are approved by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee shall meet on the date of this Agreement for purposes of reviewing and approving the equity grants set forth in this Section 5. Except as otherwise provided herein, all such options and shares are subject to the terms, conditions and restrictions set forth in the Incentive Plan; provided, however, that, in the case of any termination of the Executive, any option described in Section 5(c)(iii) for which the applicable Option Trigger Event has not occurred at the time of the effectiveness of such termination shall be forfeited.

vi. Executive will receive subsequent grants in February 2014 and 2015 similar in amount and scope as the initial grants described in subsections 5(c)(i), (ii) and (iii), with final amounts to be determined by the Board of Directors and/or the Compensation Committee, and with grants to continue annually thereafter based on performance as determined by the Board of Directors and/or the Compensation Committee.

6. Other Benefits. The Executive shall also be entitled to the following:

a. Employee Benefit Plans. The Executive shall also be entitled to such benefits, and to participate in such benefit plans, as may be in effect from time to time and generally available to senior executive officers of the Company (and subject in any event to the participation standards and other terms and conditions of any such benefits or plans).

b. Director & Officers Insurance. The Company shall maintain director’s and officer’s liability insurance policies consistent with Company policies and procedures in effect from time to time and shall cause Executive to be covered under such policies during the Employment Term. Upon termination of the Executive’s employment for any reason, the Company will cause such policies to cover Executive in respect of acts and omissions during the period of employment as if the Executive was still an officer, director and/or employee, as applicable.

c. Paid Time Off. The Executive shall be entitled to Level 2 Paid Time Off (PTO), which is 27 days, on an annual basis, to be taken in accordance with the Company’s PTO policy. The Executive’s PTO will be scheduled at such times as will least interfere with the business of the Company.

d. Insurance Reimbursement. Each year the Company shall reimburse the Executive for insurance premiums paid by Executive to maintain up to $5,000,000 of term life insurance on the Executive up to a maximum annual reimbursement of ten thousand dollars ($10,000). Such payment shall be made promptly after the delivery by the Executive of reasonable documentation of such expense.

7. Reimbursement of Expenses.

a. General. The Company shall reimburse the Executive for such expenses as may be reasonably incurred by the Executive in furtherance of the Executive’s performance of his duties hereunder, subject to and in accordance with the Company policies concerning reimbursement of such expenses and provided, in any event, that the Executive timely furnishes to the Company a complete and accurate accounting of all such, expenses.

b. Relocation Expenses.

i. General; No Gross-Up. The Company will reimburse the Executive, for out-of-pocket expenses, of the types described below, incurred by him in connection with a relocation to the Cincinnati area, provided that the Executive timely furnishes to the Company a complete and accurate accounting of all such expenses. The out-of-pocket expenses which are reimbursable under this Section 7(b)(i) are: (A) reasonable legal fees and real estate commissions incurred in connection with the sale of Executive’s current residence, and (B) reasonable expenses incurred in connection with the transportation of personal property. In the event that the reimbursements to the Executive under this Section 7(b)(i) are taxable to him as income under applicable federal and/or state law, the Company will not “gross-up” such payments and the Executive shall be solely responsible for any such tax.

ii. Repayment. In the event that the Executive voluntarily terminates his employment with the Company for any reason whatsoever (other than “Good Reason”, as defined below) or employment ends because of Executive’s death or because he is “Totally Disabled” (as defined below) during the two (2) year period following a relocation to the greater Cincinnati area, the Executive will repay to the Company, within thirty (30) days after the Termination Date (as defined below), a portion of the total sum previously reimbursed to the Executive under Section 7(b)(i) as follows:

If the Termination Date occurs any time during the:	Percentage to be repaid to Company:
First Year Following Relocation	100%
Second Year Following Relocation	50%

8. Termination of Employment. The Executive’s employment hereunder shall or may, as the case may be, be terminated under the following circumstances:

a. Death. The Executive’s employment hereunder shall terminate upon his death.

b. Total Disability. The Company may terminate the Executive’s employment hereunder upon the Executive becoming “Totally Disabled.” For purposes of this Agreement, the Executive shall be deemed “Totally Disabled” if, as determined by the Company, (i) he is deemed “totally disabled” (or other words to such effect) under any long-term disability plan maintained by the Company or (ii) he is unable, by reason of physical or mental disability, to perform, in all material respects the essential duties and responsibilities under this Agreement with reasonable accommodations. If requested by the Company, and at its expense, the Executive shall submit to one or more examinations by one or more physicians selected by the Company in connection with the Company’s attempts to determine whether the Executive is Totally Disabled.

c. Termination by the Company for Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause at any time by notice given to the Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) indictment for, conviction of, or plea of guilty or no contest by the Executive to a felony, or of any criminal act involving moral turpitude, that has a substantial adverse effect on the Executive’s qualifications or ability to perform his duties; (ii) the unreasonable deliberate and material failure or refusal by the Executive to perform, consistent with the terms of this Agreement, his employment duties hereunder (other than as a result of PTO, sickness, disability, illness or injury), and the failure to rectify the same within thirty (30) days after the Company shall have given notice to the Executive identifying such failure or refusal and demanding that it be rectified; (iii) the Executive’s commission of any act of fraud, embezzlement, dishonesty or other willful misconduct that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (iv) an act of gross negligence on the part of the Executive that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (v) a deliberate and material violation of a written material Company policy; or (vi) a material breach of this Agreement or the Non-Disclosure Agreement (or, in each case, any successor thereto or amendment thereof) which (and only if the same shall be curable) Executive fails to cure within thirty (30) days after the Company shall have given notice to the Executive identifying such breach and demanding that it be cured.

d. Termination by the Executive for Good Reason. The Executive may immediately terminate his employment hereunder for Good Reason at any time by notice given to the Company which notice shall be provided within ten (10) days of Executive becoming aware of the facts giving rise to Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following and the failure of the Company to rectify the same within thirty (30) days after the Executive shall have given written notice to the Company which identifies the action complained of and demands that it be rectified: (i) a material breach by the Company of this Agreement; (ii) a material reduction, in the Executive’s duties and responsibilities hereunder; (iii) a reduction in the Executive’s Base Salary or Target Bonus specified in Section 5(b) (other than any such reduction which is applicable (proportionately) to all senior level executives of the Company); (iv) the Executive involuntarily ceases to be the Company’s Chief Executive Officer or (v) the Board of Directors requires the Executive to permanently relocate from the greater Minneapolis area as a condition of his employment. The parties acknowledge that Good Reason shall include any circumstance under which Executive ceases to be the chief executive officer of a public company following the occurrence of a Change of Control.

e. Voluntary Termination. Either the Company or the Executive may terminate the Executive’s employment under this Agreement at any time for any reason or no reason upon such prior written notice to the other party, if any, as is provided for below (a termination effected by the Company under this provision being referred to as a termination “Without Cause”). Accordingly, each of the Company and the Executive acknowledges that Executive’s employment with the Company is on a so-called “at-will” basis, and that no minimum period of employment is required hereunder or otherwise. Executive shall give the Company at least sixty (60) days’ prior written notice in the event of a termination by him under this Section 9(e). The Company shall not be obligated to give the Executive any prior written notice in connection with a termination by it under this Section 9(e), but may do so in its sole and absolute discretion.

f. Notice of Termination. Any termination by the Company or the Executive under this Agreement shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate the Executive’s employment and, except in the case of Section 8(e), setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

9. Economic Consequences of a Termination of Employment.

a. Under all Circumstances. Under all circumstances, upon termination, the Executive or his estate, as the case may be, shall be entitled to:

i. Any accrued but unpaid Base Salary for services rendered up to the date on which the Executive’s employment shall actually have ceased (the “Termination Date”);

ii. Payment for any accrued and unpaid PTO or similar pay to which he is entitled under Company policies;

iii. Any medical, dental, life insurance or similar “welfare” benefits to which the Executive may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 6 hereof, which shall be paid in accordance with the terms of such plans, policies and arrangements; and

iv. Exercise his vested stock options for a period of twelve (12) months (or the remaining term of any such stock option, if shorter) in accordance with the terms of the Incentive Plan.

b. Termination Without Cause or With Good Reason.

i. No Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason and (B) the related Termination Notice shall not have been given during a Change of Control Period (as defined below), the Executive shall, in addition to those rights provided under Section 9(a), be entitled to a severance payment equal to (1) twelve (12) months of the Executive’s then Base Salary, which payment, shall be made during the twelve (12) month period following the Termination Date in substantially equal installments as and when regular payroll payments are made by the Company to its employees and (2) an amount equal to the pro-rata portion of Executive’s Target Bonus for the portion of the year to and including the Termination Date based on actual performance through such Termination Date, which payment, shall be made in a lump sum upon the later of the time specified in Section 9(d) or the date on which the Board of Directors or the Compensation Committee of the Board of Directors authorizes payment of similar bonuses to other executives, in each case, after the determination by the Board of Directors or the Compensation Committee of the Board of Directors of the applicable bonus amount. In such circumstances, during the twelve (12) month following the Termination Date, the Executive shall also be entitled to medical, dental, life insurance or similar “welfare” benefits substantially similar in scope and cost to Executive as such benefits available to Executive immediately prior to Termination; provided that such benefits shall be discontinued to the extent that Executive obtains employment providing comparable benefits during such twelve (12) month period. For purposes of the proviso in the immediately preceding sentence, if Executive becomes employed by a new employer, for Executive’s health and welfare benefits to be determined to be “comparable,” the new employer must maintain a major medical plan that does not limit, restrict or exempt Executive or Executive’s dependents with respect to any pre-existing conditions which were covered under the Company’s medical plan prior to Executive’s termination of employment. Executive’s right to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall be provided at the earlier of the end of the twelve (12) month period or the discontinuance of coverage because the Executive obtains employment providing comparable benefits.

ii. Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason and (B) the related Termination Notice shall have been given during a Change of Control Period, the Executive shall, be entitled to a severance payment equal to (1) twelve (12) months of the Executive’s then Base Salary, if such termination occurs on or before November 15, 2013, and twenty-four (24) months of the Executive’s then Base Salary, if such termination occurs on or after November 16, 2013, which payment, shall be made during the twelve (12) or twenty-four (24) month period following the Termination Date in substantially equal installments as and when regular payroll payments are made by the Company to its employees plus (2) the Executive’s Target Bonus during the applicable twelve (12) or twenty-four (24) month period, as applicable, which payment, shall be made in a lump sum at such time as the Board of Directors makes bonus payments to other senior executives of the Company. In such circumstances, during the twelve (12) month following termination, the Executive shall also be entitled to medical, dental, life insurance or similar “welfare” benefits substantially similar in scope and cost to Executive as such benefits available to Executive immediately prior to the Change in Control Period; provided that such benefits shall be discontinued to the extent that Executive obtains employment providing comparable benefits during such twelve (12) month period. For purposes of the proviso in the immediately preceding sentence, if Executive becomes employed by a new employer, for Executive’s health and welfare benefits to be determined to be “comparable,” new employer must maintain a major medical plan that does not limit, restrict or exempt Executive or Executive’s dependents with respect to any pre-existing conditions which were covered under the Company’s medical plan prior to Executive’s termination of employment. Executive’s right to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall be provided at the earlier of the end of the twelve (12) month period or the discontinuance of coverage because the Executive obtains employment providing comparable benefits.

c. Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned thereto below:

i. “Change of Control” shall have the same meaning ascribed thereto in the Incentive Plan, as the same may be amended from time to time; and

ii. “Change of Control Period” shall mean the period beginning on the date on which a Change of Control occurs and ending on the one (1) year anniversary of such date.

d. Release. Notwithstanding anything to the contrary set forth herein, prior to the receipt of any benefits under Section 9(b), the Executive shall be required to execute a release of claims agreement (the “Release”) in the form attached hereto as Exhibit A. Any payments required to be paid pursuant to Section 9(b) shall commence on the forty-fifth day following termination of the Executive so long Executive shall have delivered a fully executed Release within thirty (30) days after the date of Executive’s termination of employment and Executive has not revoked such Release within the applicable revocation period. If Executive fails to deliver such Release within such time period or if Executive revokes such Release, any payment due under Section 9(b) shall be forfeited. Without limiting the foregoing, such Release shall specifically relate to all of the Executive’s rights and claims in existence at the time of such execution (other than those surviving rights referred to in this Section 9, Executive’s right to enforce this Agreement and Executive’s rights to the benefits in this Agreement) and shall confirm the Executive’s obligations under the Non-Disclosure Agreement. If any payment under Section 9(b) is non-exempt deferred compensation for purpose of the Section 409A (as defined below), and if such forty-five (45) day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year. In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the Release.

e. Violation of Non-Disclosure Agreement. The Executive consents and agrees that if he breaches any of the provisions of the Non-Disclosure Agreement (or any other confidentiality, non-competition or non-solicitation provision in favor of the Company to which he is bound) in any material respect, and he fails to rectify the same within thirty (30) days after the Company shall have given notice to the Executive identifying such breach and demanding that it be rectified, he shall be deemed to have immediately and permanently forfeited any payments which are or would become payable to him under Section 9(b) (and including any such sums which may already have been paid to him), regardless whether the termination of his employment shall have occurred prior to or after such breach.

f. Specified Benefits. Except as specifically provided in this Section 9, the Executive shall not be entitled to any compensation or other benefits in connection with any termination of his employment.

10. Withholding of Taxes.

a. If any amount, entitlement or benefit paid or payable to Executive or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company or any of its affiliates (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Code or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments (such reduced amount hereinafter referred to as the “Limited Payment Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value (as defined below) to actual present value of such Payments as of the date of the change in control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change in control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. For purposes of this Section 10, a “change in control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations promulgated thereunder.

b. All calculations under this Section 10 shall be made by a nationally recognized accounting firm or compensation consulting firm designated by the Company and reasonably acceptable to Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a change in control) (the “Determination Firm”). For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax: (i) no portion of the Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the Determination Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Determination Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Determination Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Executive within 60 days after the change in control or the date of termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). The Company shall pay all fees and expenses of the Determination Firm and Tax Counsel. Within 15 days after Executive’s receipt of the Determination, Executive shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect the right of Executive to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Determination Firm shall be final, binding and conclusive upon the Company and Executive (except as provided in subsection (c) below).

c. If, after the Payments have been made to Executive, it is established that the Payments made to, or provided for the benefit of, Executive exceed the limitations provided in subsection (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (c) shall apply. If it is established, pursuant to a final determination of a court or an Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, Executive shall repay the Excess Payment to the Company on demand. In the event that it is determined (i) by the Determination Firm, the Company (which shall include the position taken by the Company on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court or (iii) upon a resolution to the satisfaction of Executive of a Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Code Section 1274(d) as in effect on the first date that such amount should have been paid to Executive under this Agreement, from such date until the date that such Underpayment is made to Executive.

d. In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11. Entire Agreement and Amendments. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.

12. Notices. All notices, requests, demands and other communications provided for or permitted under this Agreement shall be in writing and shall be either personally delivered (including delivery by express couriers such as Federal Express) or sent by prepaid certified mail, return receipt requested, addressed to the party to which notice is to be given at the address set forth above for such party, or to such other address as such party may have fixed by notice given in accordance with the terms hereof. Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (a) delivery to the address for the receiving party provided for herein and (b) the date falling three days after notice of attempted delivery has been left at the address to which a notice to the receiving party is to be sent hereunder.

13. Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio.

14. Severability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

16. Assignment. The rights and obligations of the Executive under this Agreement are personal to the Executive and are not assignable or delegable. This Agreement may not be assigned by the Company except to an affiliate of the Company, provided that such affiliate assumes the Company’s obligations under this Agreement; provided, further, that if the Company merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, the Company may assign, its rights hereunder to that business entity without the consent of the Executive, provided that it causes such business entity to assume the Company’s obligations under this Agreement as a condition of such assignment. This Agreement shall be binding upon the Company and any successors thereto.

17. Waiver. No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues,

18. Section 409A. Notwithstanding anything to the contrary set forth herein, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. In the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”), payments under Section 9(b) of this Agreement shall not commence or be made until six (6) months following the Termination Date, or shall be otherwise modified, but only to the minimum extent necessary to avoid the imposition of the additional twenty percent (20%) tax imposed under Section 409A; provided, however, that any such modification shall preserve, to the maximum extent possible in a Section 409A compliant manner, the original intent of the parties to this Agreement. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A, and this Agreement shall be interpreted accordingly. The Executive is advised to seek independent advice from his tax advisor(s) with respect to the application of Section 409A to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code or other federal, state or local.

19. Attorney’s Fees. The Company will reimburse the Executive for up to $15,000 in attorney’s fees that the Executive incurred in the negotiation, drafting and conclusion of this Agreement. If a dispute arises between the Executive and the Company over the interpretation, application, enforcement or termination of this Agreement, the Company will reimburse the Executive for his attorney’s fees, costs and disbursements incurred if he is the prevailing party on at least one of the material issues in dispute.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

ATRICURE, INC.

By:	/s/ Michael Hooven

Name:	Michael Hooven
Title:	Office of the Chairman

/s/ Michael H. Carrel
Michael H. Carrel